Exhibit 23.2-----Consent of Consent of Independent Registered Public Accounting Firm.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hyperdynamics Corporation
Sugar Land, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 26, 2007 relating to the consolidated financial statements as of June 30, 2007 and 2006 and for the years ended June 30, 2007, 2006 and 2005, and on the effectiveness of internal control over financial reporting as of June 30, 2007, appearing in the Annual Report on Form 10-K of Hyperdynamics Corporation.  We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in this Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 20, 2007